UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2004

Genaissance Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30981	06-1338846
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Science Park New Haven, Connecticut		06511
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (203) 773-1450

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

                On November 8, 2004, Genaissance Pharmaceuticals, Inc. (the “Company”) entered into a Waiver (the “Waiver”) with Comerica Bank (“Comerica”) under which (i) Comerica waived the Company’s non-compliance with a borrower covenant under that certain Loan and Security Agreement by and between the Company and Comerica, dated as of September 30, 2003 (the “Comerica Agreement”), and (ii) the Company agreed to a revised reporting obligation to Comerica in respect of the covenant.  The Company previously filed the Comerica Agreement as Exhibit 10.1 to its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 14, 2003.  Please see Item 2.04 below for a further discussion of these matters.

Item 2.02.  Results of Operations and Financial Condition.

                On November 9, 2004, the Company announced its financial results for the quarter ended September 30, 2004.  The full text of the press release issued in connection with the announcement of its financial results is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.04.          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

                In September 2003, the Company entered into the Comerica Agreement, which provides the Company with the ability to borrow up to $5 million, subject to the terms of the Comerica Agreement. The Comerica Agreement requires equal monthly payments of principal over a 36-month period and bears interest at prime (4.75% as of September 30, 2004) plus 2.5%.  Borrowings under the Comerica Agreement are collateralized by certain assets of the Company. Under the terms of the Comerica Agreement, the Company is required to satisfy certain financial covenants, including a minimum quick ratio, as defined in the Comerica Agreement.  In addition, the Comerica Agreement includes a material adverse change clause, which provides that all amounts become due upon such a change.  On October 28, 2004, the Company became aware that it was not in compliance with its minimum quick ratio financial covenant under the Comerica Agreement.

                Under the terms of the Comerica Agreement, such non-compliance would be deemed an event of default under the Comerica Agreement and would result in an acceleration of all of the Company’s indebtedness thereunder.  In particular, upon an event of default, Comerica may, at its election, without notice of its election and without demand, take any of the following actions:

•                  declare all amounts outstanding under the Comerica Agreement immediately due and payable;

•                  cease advancing money or extending credit to or for the benefit of the Company;

•                  settle or adjust disputes and claims directly with the Company’s account debtors for amounts, upon terms and in whatever order that Comerica reasonably considers advisable;

•                  make any payments and take any actions as Comerica considers necessary or reasonable to protect its security interest in the collateral; and

•                  set off against the Company’s obligations any (i) Company balances and deposits held by Comerica, or (ii) indebtedness at any time owing to or for the credit or the account of the Company held by Comerica.

                On November 8, 2004, the Company and Comerica executed the Waiver, pursuant to which Comerica waived compliance with the quick ratio covenant contained in Section 6.8 of the Comerica Agreement from November 8, 2004 through November 30, 2004.  In addition, the Company agreed to report its compliance with Section 6.8 by December 23, 2004.

Item 8.01.  Other Events.

                The press release filed as Exhibit 99.1 to this Current Report on Form 8-K is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits.

                (c)           Exhibits.

                                See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENAISSANCE PHARMACEUTICALS, INC.
Date: November 9, 2004	By:	/s/ Ben D. Kaplan
Ben D. Kaplan
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated November 9, 2004.